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DAVIDsTEA Reports Financial Results for the Second Quarter of Fiscal 2022

➢	Sales totaled $15.2 million
➢	Net loss of $4.8 million
➢	Adjusted EBITDA amounted to a loss of $2.1 million
➢	Cash position of $19.0 million and new, unused $15.0 million revolving credit facility

MONTREAL, September 13, 2022 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announced today its second quarter results for the period ended July 30, 2022.

“DAVIDsTEA continues to experience volatility in its channels. Our wholesale business in Canada expanded in the second quarter of 2022 with sales more than doubling year-over-year on the strength of a growing footprint at grocery stores, pharmacies and big-box locations to over 3,800 doors, including a wider assortment of wellness-focused and organic products. We are launching a new sachet format that will be available starting late-September throughout our wholesale channel. The new convenience-driven, individually wrapped, fully compostable, sachet format will elevate the consumer experience and make DAVIDsTEA accessible to more consumers,” said Sarah Segal, Chief Executive Officer and Chief Brand Officer, DAVIDsTEA.

“Primarily within our online channel, we experienced a slowdown in the second quarter of 2022 with sales and profitability decreasing year-over-year mainly due to an uncertain macroeconomic environment dampening demand in the short-term and the effect of restructuring to a new business model,” added Ms. Segal. “DAVIDsTEA continues to excel in sourcing, blending and expertise in tea knowledge, education and community-building, both in retail stores and online. The brand’s continued focus on tea excellence and expanding the market for premium, loose-leaf tea remains our focus. After successfully navigating through the COVID-19 pandemic, we are now coping with additional headwinds, notably mounting inflationary pressure and recessionary fears, that are affecting consumer habits.”

“Our second quarter sales declined 18.7% year-over-year as evolving consumer buying patterns post-pandemic impacted e-commerce revenues. The silver lining is that sales from wholesale and brick-and-mortar channels improved during the same period to partially offset the overall revenue shortfall,” said Frank Zitella, President, Chief Financial and Operating Officer, DAVIDsTEA. “With a focused winning strategy anchored by an entrepreneurial and passionate culture, we have secured a $15 million line of credit with a major Canadian bank to assist with working capital needs and help us along our path to profitability.”

Operating Results for the Second Quarter of Fiscal 2022

Operating results for the three-months ended July 30, 2022 compared to the operating results for the three-months ended July 31, 2021

Sales. Sales decreased 18.7%, or $3.5 million, to $15.2 million in the quarter ended July 30, 2022 compared to $18.7 million in the prior year quarter. Sales in Canada of $12.8 million, representing 84.2% of total revenues, decreased $2.2 million or 14.7% compared to the prior year quarter. U.S. sales of $2.4 million decreased by $1.3 million or 35.1% compared to the prior year quarter. Our gifting and other assortment generated $5.7 million and declined slightly compared to the prior year quarter. Sales of $8.0 million and $1.5 million in tea and hard goods, respectively declined by $2.1 million and $1.1 million from the prior year quarter, respectively. Sales from e-commerce decreased by $6.5 million or 43.9% to $8.3 million from $14.8 million in the prior year quarter. Sales from our wholesale channel increased by $1.9 million or 238% to $2.7 million from $0.8 million in the prior year quarter. Brick-and mortar sales for the quarter of $4.2 million increased by $1.1 million compared to the prior year quarter explained by an increase in same-store comparable sales, in part due to more days of sales during the current year quarter due to fewer government-mandated closures related to the pandemic. E-commerce, wholesale, and brick-and-mortar sales represented 54.6%, 17.8% and 27.6% of sales, respectively compared to 79.1%, 4.3% and 16.6%, respectively in the prior year quarter.

Gross Profit. Gross profit of $6.5 million for the three-months ended July 30, 2022 decreased by $1.5 million or 19% from the prior year quarter due to a decline in sales during the period, partially offset by lower delivery and distribution costs, compared to the prior year quarter. Gross profit as a percentage of sales decreased to 42.5% for the quarter compared to 42.7% in the prior year quarter.

Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) increased by $2.1 million or 23.1% to $11.2 million in the quarter compared to the prior year quarter. Excluding the impact of non-recurring software implementation and configuration costs and the impact of the wage and rent subsidies received under the Canadian government COVID-19 Economic Response Plan in the prior year, Adjusted SG&A decreased by $0.1 million or 1.0% to $9.9 million in the quarter due primarily to decreases in depreciation and amortization, marketing expenses and credit card fees partially offset by increases in IT ongoing expenses as we continue the transformation to an omnichannel organization. Adjusted SG&A as a percentage of sales in the quarter increased to 65.0% from 53.5% in the prior year quarter.

Restructuring plan activities, net. Restructuring plan activities, net was $nil for the three-month period ended July 30, 2022 compared to a gain of $75.6 million in the prior year period.

Results from Operating Activities. Loss from operating activities during the quarter was $4.7 million compared to earnings of $74.5 million in the prior year quarter. Excluding the impact of the Restructuring Plan, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation costs, Adjusted operating loss amounted to $3.4 million in the quarter compared to Adjusted operating loss of $2.0 million in the prior year quarter. The decrease in operating results is explained by the decline in Sales resulting in lower Gross profit of $1.5 million.

Finance Costs. Finance costs amounted to $167 thousand in the three-months ended July 30, 2022 and compares unfavorably to the prior year period due primarily to the interest expense on our right-of-use assets.

Finance Income. Finance income of $77 thousand is derived mainly from interest on cash on hand and increased slightly from the prior year quarter.

Net (loss) income. Net loss was $4.8 million in the quarter compared to a Net income of $75.5 million in the prior year quarter. Adjusted net loss, which excludes the impact of Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation and configuration costs, and recovery of income taxes, amounted to $3.5 million compared to an Adjusted net loss of $2.0 million in the prior year quarter.

Fully diluted (loss) earnings per common share. Fully diluted loss per common share was ($0.18) in the quarter compared to fully diluted earnings per common share of $2.75 in the prior year quarter. Adjusted fully diluted loss per common share was ($0.13) in the quarter ended July 30, 2022 compared to an Adjusted fully diluted earnings per common share of $0.07 in the prior year quarter.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was a loss of $3.9 million in the quarter compared to $75.5 million in the prior year quarter, representing a decrease of $79.4 million over the prior year quarter. Adjusted EBITDA for the quarter was a loss $2.1 million compared to a loss of $0.6 million for the prior year quarter. The decrease in Adjusted EBITDA of $1.5 million is explained by the decline in Sales resulting in a lower Gross profit of $1.5 million.

 Liquidity and Capital Resources

As at July 30, 2022, we had $19.0 million of cash held by major Canadian financial institutions.

Working capital was $37.3 million as at July 30, 2022, compared to $43.4 million as at January 29, 2022. The decrease in working capital of $6.1 million is explained by a decrease in current assets of $6.6 million that was partially offset by a decrease in current liabilities of $0.5 million.

Our working capital requirements are for the purchase of inventory, payment of payroll and other operating costs, including software purchases and implementation costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our operating, capital and working capital requirements from a combination of cash on hand and cash provided by operating activities.

On August 23, 2022, a revolving line of credit on demand with the Bank of Nova Scotia (the “Bank”) was established for up to $15.0 million, less a reserve of $0.5 million for credit cards based on eligible accounts receivable and inventory balances and subject to financial covenants being met. The credit facility will bear interest at the prime rate plus 1% and is for a three-year period, renewable annually at the lender’s option In addition, Investissement Québec has provided a loan loss guarantee under its “Loan Loss Program”, securing 50% of any loss incurred by the Bank with respect to the recovery of indebtedness under the line of credit.

As at July 30, 2022, the Company has financial commitments in connection with the purchase of goods and services that are enforceable and legally binding on the Company, amounting to $7.6 million, net of $719 thousand of advances, which are expected to be discharged within 12 months.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three-months ended		For the six-months ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021

Sales	$15,225	$18,743	$35,660	$41,992
Cost of sales	8,751	10,748	20,222	23,229
Gross profit	6,474	7,995	15,438	18,763
Selling, general and administration expenses	11,219	9,085	22,025	18,279
Restructuring plan activities, net	—	(75,557)	—	(77,159)
Results from operating activities	(4,745)	74,467	(6,587)	77,643
Finance costs	167	23	338	33
Finance income	(77)	(34)	(116)	(89)
Net (loss) income	$(4,835)	$75,478	$(6,809)	$78,699

EBITDA[1]	$(3,851)	$75,493	$(4,827)	$79,619
Adjusted EBITDA[1]	(2,128)	(641)	(2,039)	1,863
Adjusted SG&A expenses [1]	9,894	10,025	19,945	19,421
Adjusted operating loss [1]	(3,420)	(2,030)	(4,507)	(657)
Adjusted net loss [1]	$(3,510)	$(2,019)	$(4,729)	$(602)

Basic (loss) income per common share	$(0.18)	$2.87	$(0.26)	$3.00
Fully diluted (loss) income per common share	(0.18)	2.75	(0.26)	2.87
Adjusted fully diluted (loss) income per common share[1]	$(0.13)	$(0.07)	$(0.18)	$(0.02)
Gross profit as a percentage of sales	42.5%	42.7%	43.3%	44.7%
SG&A as a percentage of sales	73.7%	48.5%	61.8%	43.5%
Adjusted SG&A as a percentage of sales[1]	65.0%	53.5%	55.9%	46.2%

Cash flows used in operating activities	$(2,735)	$(19,079)	$(4,413)	$(17,772)
Cash flows used in financing activities	(769)	(139)	(1,518)	(322)
Decrease in cash during the period	(3,632)	(19,270)	(6,059)	(18,146)
Cash, end of period	$19,048	$12,051	$19,048	$12,051

	July 30,	April 30,	January 29,	October 30
As at	2022	2022	2022	2021
Cash	$19,048	$22,680	$25,107	$13,367
Accounts and other receivables	2,497	3,197	3,209	4,602
Prepaid expenses and deposits	5,172	4,479	4,142	4,835
Inventories	30,234	28,359	31,048	39,802
Trade and other payables	$11,701	$8,966	$12,300	$13,958

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating (loss) income, 3) Adjusted SG&A expenses, 4) Adjusted net (loss) income, 5) Adjusted fully diluted (loss) earnings per common share and 6) Adjusted SG&A expenses as a percentage of sales. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

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Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 29, 2022, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, on April 29, 2022 which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the second quarter Fiscal 2022 financial results is scheduled for September 13, 2022, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,800 grocery stores and pharmacies, and 18 company-owned stores across Canada. The Company offers primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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